Exhibit 99.1

Press Contacts:	Al Wasilewski
(732) 524-1130

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524

FOR IMMEDIATE RELEASE

CEO Alex Gorsky Elected Chairman of Johnson & Johnson
Bill Weldon To Step Down After 41-year Career at Johnson & Johnson

            New Brunswick, NJ (Nov. 30, 2012) - Johnson & Johnson today announced that its Board of Directors has elected Alex Gorsky Chairman, Board of Directors of Johnson & Johnson.  Mr. Gorsky will assume the Chairman title and additional leadership responsibilities for the global health care company on Dec. 28, 2012; Mr. Gorsky was appointed Chief Executive Officer of Johnson & Johnson in April 2012.  Current Chairman Bill Weldon will step down as Chairman on Dec. 28, 2012, and announced plans to retire in the first quarter of 2013, after a brief transitional period.
“I am truly honored to succeed Bill Weldon as Chairman of Johnson & Johnson,” said Mr. Gorsky.  “Bill's leadership and contributions to Johnson & Johnson over a 41-year career leave us well-positioned to continue addressing the world's most prevalent diseases and unmet needs in health care.  Our financial strength, global reach, and innovations that help people live longer, healthier lives are a proud legacy for Bill and a strong foundation for the future of Johnson & Johnson.”
“Throughout his career, leaders from the public and private sector, from business and government, have all turned to Bill for his views on health care and corporate matters - a tribute to his leadership of Johnson & Johnson and his clear thinking on a broad range of complex issues and policies,” said Mr. Gorsky.  “His advocacy for patients and his strong sense of corporate values will have a lasting influence on our company and our industry.”
“Serving as Chairman and CEO of Johnson & Johnson has been a privilege, and I am confident in Alex's ability to lead the people of Johnson & Johnson to even greater achievements,” said Weldon.  “I would like to thank the people of Johnson & Johnson for all their commitment and dedication to the patients and customers they serve.  They bring to life the hope and promise of better treatments, cures, health and well-being for those who use our products.  It has been an honor to work with them.”
“The Board gave thoughtful and rigorous consideration to our governance structure and determined that combining the chairman and CEO positions under the strong leadership of Alex Gorsky will benefit all our stakeholders,” said Presiding Director James Cullen.
The Board also indicated that it will enhance the Board's governance structure by expanding the duties and responsibilities of the independent Presiding Director to include more involvement in stakeholder communications, board and executive performance evaluations, agenda-setting and succession planning.  The duties and responsibilities of this position, which will carry the title of Lead Director, will be discussed in detail in the Company's 2013 Proxy Statement.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 129,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)
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